ARTICLE OF ASSOCIATION

COMPANY'S FORM

Article 1.

1.1. The attorney, appearing for and on behalf of AMF Bowling, Inc. and AMF Bowling Holdings, Inc. hereby establishes a company under the laws of Poland in the form of spolka z ograniczana odpowiedzialnoscia (hereinafter referred to as the "Company").

1.2. The shareholders of the Company are not liable for the debts of the Company except for taxes and other statutory charges similar in effect to taxes for which the shareholders have unlimited liability, to the extent provided for in relevant regulations.

THE NAME AND DOMICILE OF THE COMPANY

Article 2.

2.1. The Company shall carry its business activity under the name: AMF Bowling Poland spolka z ograniczona odpowiedzialnoscia. The shortened version of the name AMF Bowling Poland sp. z o.o. may also be used.

2.2.  The Company's legal domicile shall be in Warsaw.

THE OBJECTS OF THE COMPANY'S BUSINESS

Article 3.

3.1.  The object of the Company's business shall be:

  1) the importation, export, sale, purchase and distribution of bowling and billard equipment and related products;
  2)  operation of bowling centers;
  3)  servicing, maintenance and repair of bowling and billard equipment;
  4) agency, commissionaire and distribution services with respect to bowling and billard equipment;
  5)  training and providing instructions related to the above activities;
  6) other business activity allowed by law, after obtaining all required permits and licenses.


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3.2.  The Company may establish subsidiaries, branch offices and other kinds of representation both in Poland and abroad and participate in other legal entities both in this country and abroad, in accordance with the requirements of the appropriate law.

COMPANY'S CAPITAL

Article 4

4.1. The share capital of the Company shall be 4,000 zl and shall be divided into 80 shares of nominal value 50 zlotys each.

4.2. The shares shall be equal and indivisible. Each shareholder may have more than one share.

4.3.  The shares of the Company shall be subscribed in the following way:

      (a) AMF Bowling, Inc. subscribes for 79 shares in exchange for the contribution in cash of 3950 zlotys obtained from selling convertible currencies to a Polish foreign exchange bank;

      (b) AMF Bowling Holdings, Inc. subscribes for 1 share in exchange for the contribution in cash of 50 zlotys obtained from selling convertible currencies to a Polish foreign exchange bank.

INCREASING THE SHARE CAPITAL

Article 5

The share capital of the Company may be increased with one or several resolutions of shareholders by making monetary and non monetary contributions (in-kind). The increase of the share capital up to 400,000 zlotys shall not be considered as an amendment to this Act of Association.

TRANSFER AND PLEDGE OF SHARES

Article 6

        No transfer of shares of the Company shall be permitted without the unanimous written consent of the nontransferring shareholders.

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REDEMPTION OF SHARES

Article 7

        Shares may be redeemed. The Company may purchase its own shares for the purpose of their redemption without the consent of the nontransferring shareholders.

PROFITS

Article 8

The net profits as set out in the annual accounts of the Company may be excluded from distribution upon resolution of the Shareholder's Meeting. The distribution of profits among shareholders shall require the resolution of a Shareholders' Meeting and shall be made in proportion to the shares.

GOVERNING BODIES OF THE COMPANY

Article 9

The governing bodies of the Company shall be:

a)  the Management Board,
b)  the Shareholders' Meeting.

MANAGEMENT BOARD

Article 10

10.1 The Management Board shall consist of 1 (one) to 4 (four) members appointed by a Shareholders' resolution.

10.2  The first Board of Management shall consist of:

      1)  Douglas J. Stanard
      2)  Andrew Philip Harris
      3)  Tomasz Zatorski
      4)  Bent Enok Petersen

10.3 The Management Board shall manage the Company and represent the Company in respect of third parties.

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10.4  Joint signature of any two members of the Management Board is required to represent the Company and to sign on behalf of the Company.

10.5 Members of the Management Board are appointed for undefinite term. They may be removed at any time by a resolution of the Shareholders' Meeting.

10.6 A member of the Management Board may not involve himself in a competing business or join a rival company either as a registered partner or as a member of one of its governing bodies.

SHAREHOLDERS' MEETING

Article 11

11.1 The resolutions of the Shareholders shall be passed at the Shareholders' Meetings. Resolutions may be adopted without convening a meeting if all shareholders agree in writing upon a resolution which is to be passed, or upon a written voting. This does not apply to those resolutions which, under the Commercial Code, cannot be taken by vote in writing. Whenever this Act refers to a resolution of the Shareholders' Meeting it should also mean a resolution of the shareholders taken in writing without holding a formal meeting.

11.2 The Shareholders' Meeting may be held as an ordinary meeting or an extraordinary meeting.

11.3 An Ordinary Shareholders' Meeting shall be convened by the Management Board within (6) six months upon expiry of each fiscal year. Any shareholder of the Company shall be authorized to call an Ordinary Shareholders' Meeting if the Management Board has not done so within the time limit defined above.

11.4 An Extraordinary Shareholders' Meeting shall be called by the Management Board upon its own initiative or at the request of any Shareholder.

11.5 A Shareholders' Meeting shall be called by registered letters containing notice of a Shareholders' Meeting at least 14 (fourteen) days prior to the date of the Meeting. The notice of the Meeting should indicate the date, hour and place of the Meeting together with a detailed agenda.

11.6 A Shareholders' Meeting shall have the right to adopt resolutions only with regard to the matters included in the agenda, unless the entire capital is represented at a Shareholders' Meeting and no one from among those present refuses to approve a resolution not included in the agenda.

11.7  All Shareholders' Meetings shall be held in Warsaw.


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11.8  The voting shall be open. A secret ballot shall be held for motions concerning the election or removal or commencing legal proceedings against the members of the Company authorities or the Company liquidators, as well as for personal matters. Furthermore, a secret ballot shall ever be held upon the request of a single present voter.

11.9 The following matters shall require the adoption of a resolution of a Shareholders' Meeting:

        (a) approval of the company report, balance sheet and profit and loss account for the preceding year and confirmation of the actions of the company's governing bodies performed in the fulfillment of their duties.

        (b) all decisions concerning claims for the reparation of any damage caused during incorporation or through the actions of management.

        (c) the disposal and leasing of a business as well as for establishing the right of usufruct on it.

        (d) other matters which are required by the Commercial Code to be decided by the Shareholders' Meeting.

        (e)  other matters specified in this Agreement or in the Commercial
             Code.

11.10 The Articles of Association cannot be amended without the unanimous consent of all shareholders.


FINANCIAL MATTERS

Article 12

12.1 The Management Board shall be responsible for keeping the appropriate books of accounts and other general financial business records.

12.2 The fiscal year of the Company shall be the calendar year. The first fiscal year of the Company shall end on December 31, 1997.

12.3 Within three months of the end of the financial year, the Board of Management shall be obliged to prepare and make available to the shareholders a balance sheet up to the last day of the financial year, a profit and loss account for the previous year, and a detailed written report on the Company's activities during that period.


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DISSOLUTION OF THE COMPANY

Article 13

13.1 The Company may be dissolved upon the unanimous resolution of the Shareholders' Meeting.

13.2 The Company shall be dissolved and liquidated if one or more of the Company's shareholders is expelled or placed in liquidation, dissolved or voluntarily or involuntarily declared bankrupt.

13.3 The transfer of shares of the Company in violation of art. 5 hereof constitutes an event of dissolution and liquidation of the Company within the meaning of art.262.1 of the Commercial Code.

13.4 In the events indicated in art.13.1 and 13.2 above no further action will be required to commence the liquidation and dissolution of the Company in compliance with the Commercial Code.

13.5 Books and documents belonging to the dissolved Company shall be kept by a person nominated by the Registration Court and shall use their best efforts to cause the dissolution and liquidation of the Company as promptly as possible in compliance with the Commercial Code.

FINAL PROVISIONS

Article 14

14.1 With respect to the appointment of the first Management Board these Articles are deemed to be the minutes of the Shareholders' Meeting.

14.2 In all matters not regulated by this Act of Association the provisions of the Polish Commercial Code shall apply.

14.3  The cost of the preparation of the Act shall be borne by the Company.


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